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                                                                     EXHIBIT 5.1

                                 April 6, 1999


The Board of Trustees
ProLogis Trust
14100 East 35th Place
Aurora, Colorado  80011

Gentlemen:

     We have acted as counsel to ProLogis Trust, a Maryland real estate investment trust (the "Company"), in connection with the proposed offering of 675,298 common shares of beneficial interest, $0.01 par value per share (the "Shares"), of the Company as described in the Registration Statement filed on the date hereof on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (together with all amendments thereto, the "Registration Statement"). Capitalized terms used herein, unless otherwise defined, shall have the meaning set forth in the Registration Statement.

     As counsel to the Company, we have examined originals or copies certified to our satisfaction of the Company's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), and Bylaws, resolutions of the Board of Trustees, and such other Company records, instruments, certificates and documents as we considered necessary to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

     Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that, the Shares, when issued and when sold in the manner described in the Registration Statement, will be duly authorized, validly issued and outstanding, fully paid and, except as described below, non-assessable.

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The Board of Trustees
ProLogis Trust
April 6, 1999
Page 2


     Our opinion relating to the nonassessability of the Shares does not pertain to the potential liability of shareholders of ProLogis for debts of ProLogis.
Section 5-419(a) of the Maryland Courts and Judicial Proceedings Code provides that "a shareholder . . . of a real estate investment [trust] . . . is not personally liable for the obligations of the real estate investment trust." The Declaration of Trust provides that no shareholder shall be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by ProLogis or ProLogis' Board of Trustees. The Declaration of Trust further provides that ProLogis shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that ProLogis, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to ProLogis' shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable for such claims and liabilities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.


                              Very truly yours,

                              MAYER, BROWN & PLATT